Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 143 to Registration Statement No. 033-15983 on Form N-1A of our report dated December 13, 2019, relating to the financial statements and financial highlights of Fidelity ZERO Extended Market Index Fund, Fidelity ZERO International Index Fund, Fidelity ZERO Large Cap Index Fund, and Fidelity ZERO Total Market Index Fund and our report dated December 16, 2019, relating to the financial statements and financial highlights of Fidelity Series International Index Fund, each a fund of Fidelity Concord Street Trust, appearing in the Annual Report on Form N-CSR of Fidelity Concord Street Trust for the period or year ended October 31, 2019, and to the references to us under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

December 19, 2019